Exhibit 10.1

GENERAL RELEASE & WAIVER

In consideration of the severance benefits offered to me by Biodel Inc. (the “Company”) pursuant to my Employment Agreement with the Company made as of March 26, 2010, as amended, (the “Agreement”) and in connection with my ceasing to be employed by the Company, I hereby agree to the following general release and to the other terms and conditions as set forth below (the “Release”).

The Company hereby advises me to consult with an attorney before signing this Release and I am being provided with more than 21 days to do so.

1.	On behalf of myself and my heirs, executors, administrators, successors and assigns, I hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its affiliates, subsidiaries, parent companies, predecessors and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that I ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to my employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-51 et seq., the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75 et seq., the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. § 31-51kk et seq., and Conn. Gen. Stat. § 31-51m (Connecticut whistleblower protection law), as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, including, but not limited to, the Agreement and all claims to any equity compensation from the Company (other than compensation vested or vesting on my termination of employment or as specifically acknowledged below), contractual or otherwise; and any claim or damage arising out of my employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Release prevents me from filing a charge with, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such claim, charge or proceeding).

I understand and agree that the claims released in this section include not only claims presently known to me, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this section. I understand that I may hereafter discover facts different from what I now believe to be true, which if known, could have materially affected this Release, but I nevertheless waive and release any claims or rights based on different or additional facts.

The Company agrees that I am not releasing any claims I may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when I was a director or officer of the Company or any affiliated company; provided, however, that (i) the Company’s execution of this Release is not a concession or guaranty that I have any such rights to indemnification, (ii) that this Release does not create any additional rights to indemnification, and (iii) that the Company retains any defenses it may have to such indemnification or coverage. The Company further agrees that I am not and nothing in this Release and Waiver Agreement shall affect any of the rights I have under the Agreement with respect to benefits (including severance) to be provided post-separation/termination of employment.

2.	I acknowledge and reaffirm my obligation to keep confidential and not disclose any and all non-public information concerning the Company that I acquired during the course of my employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in Section 8 of the Agreement, which section remains in full force and effect. I further acknowledge and reaffirm my other obligations under Sections 8 and 9 of the Agreement, including but not limited to my noncompetition and nonsolicitation obligations, which also remain in full force and effect. I acknowledge and agree that Sections 8 and 9 of the Agreement survive the termination of the Agreement and the termination of my employment with the Company. Notwithstanding the foregoing or anything in the Agreement, the Company hereby agrees that I am hereby released from my noncompetition obligation as set forth in Section 9(b) of the Agreement and that such Section 9(b) of the Agreement is terminated.
3.	I confirm that I have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles, Company confidential and proprietary information and any other Company-owned property in my possession or control and have left intact all electronic Company documents, including, but not limited to, those that I developed or helped to develop during my employment. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.
4.	I acknowledge that I have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of my employment and that no other reimbursements are owed to me. I also acknowledge that I have received payment in full for all services rendered in conjunction with my employment by the Company, including payment for all wages, bonuses, equity, and accrued unused vacation time, and that no other compensation is owed to me, except as provided in Sections 6(b) of the Agreement.

5.	The Company further agrees and acknowledges that, notwithstanding anything to the contrary in the 2010 Plan or any other document or instrument governing my outstanding equity compensation awards, any outstanding vested stock options (including any such stock options, the vesting of which is accelerated by a period of 24 months in accordance with the terms of Section 6(b)(iii) of the Agreement), shall remain outstanding and exercisable in accordance with their other terms (to the extent not inconsistent therewith) for a period of 12 months from the date of this Mutual Release Agreement.
6.	I understand and agree that I will not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of the other Released Parties or about the Company’s business or scientific affairs and financial condition; provided, however, that nothing herein shall prevent me from making truthful disclosures to any governmental entities where required by applicable law.
7.	I agree to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by any third party against the Company or by the Company against any third party. I also agree that my full cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company at reasonable times and locations designated by the Company. Moreover, unless otherwise prohibited by law, I agree to notify the General Counsel of the Company if I am asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation. Such notice shall be in writing and sent by overnight mail within two business days of the time I receive the request for assistance, testimony or information. If I am not legally permitted to provide such notice, I agree that I shall request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 6. I further agree to cooperate with the Company in the transitioning of my work, and that I will be available to the Company for this purpose or any other purpose reasonably requested by the Company. I also understand and agree that my obligation under this Section 6 includes reasonable cooperation with respect to the Company’s patent-related matters. Subject to the timing rules of Section 7(c) of the Agreement, the Company will promptly reimburse me for all reasonable hotel, meal and other travel expenses that I incur in connection with providing the aforementioned cooperation. The Company agrees to compensate me (other than during witness preparation or trial or arbitration attendance) at a mutually agreeable hourly rate for any cooperation required by this provision after it has ceased making my severance payments under Section 6(b)(i) of the Agreement.
8.	This Release shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Release is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this Release shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
9.	Should any provision of this Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

10.	I understand and agree that nothing in this Release is or shall constitute an admission of liability or wrongdoing on the part of the Company or me.
11.	I acknowledge that I have been given 21 days to consider this Release, and that the Company advised me in writing to consult with an attorney of my own choosing prior to signing this Release. I also acknowledge that any change made to this Release, whether material or immaterial, does not restart the running of the 21-day period. I understand that I may revoke this Release for a period of seven days after I sign it by notifying Paul Bavier, General Counsel and Secretary, in writing, and that the Release shall not be effective or enforceable until the expiration of this seven day revocation period. I understand and agree that by entering into this Release I am waiving any and all rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that I have received consideration beyond that to which I was previously entitled.
12.	The Company and I agree that in lieu of the outplacement benefits provided for in the Agreement, the Company will instead reimburse for up to $5,000 for legal fees incurred by me in connection with my separation from the Company’s employment, subject to me providing reasonable documentation substantiating such expense. I understand and agree that I will not receive the outplacement benefit provided for in section 6(b)(ii) of the Agreement.
13.	I affirm that no other promises or agreements of any kind have been made to or with me by any person or entity whatsoever to cause me to sign this Release, and that I fully understand the meaning and intent of this Release. I state and represent that I have had an opportunity to fully discuss and review the terms of this Release with an attorney. I further state and represent that I have carefully read this Release, understand its contents, freely and voluntarily assent to all of the terms and conditions hereof, agree that I will receive compensation conditioned on my providing an effective Release that exceeds what I would otherwise receive from the Company, and sign my name of my own free act.
14.	In connection with the severance benefits provided to me pursuant to this Release and the Agreement, the Company will withhold and remit to the tax authorities the amounts required under applicable law, and I shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. I acknowledge that I am not relying upon the advice or representation of the Company with respect to the tax treatment of the payments set forth in the Agreement.

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15.	This Agreement must be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

I hereby agree to the terms and conditions set forth above. I intend that this Release become a binding agreement between the Company and me if I do not revoke my acceptance in seven days.

February 25, 2016	/s/ Errol de Souza
Date	Errol B. De. Souza

Acknowledged and agreed:

BIODEL INC.
February 26, 2016	By:	/s/ Paul S. Bavier
Date		Paul S. Bavier